Exhibit 99.1

WAL-MART STORES, INC.

www.walmartstores.com/news

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Media Relations Contact	Carol Schumacher 479-277-1498 Mike Beckstead 479-277-9558
John Simley 800-331-0085
Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Third Quarter Fiscal 2009 Earnings

BENTONVILLE, Ark., Nov. 13, 2008 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported its sales and earnings for the quarter ended Oct. 31, 2008. Net sales for the third quarter of fiscal year 2009 were $97.6 billion, an increase of 7.5 percent from $90.8 billion in the third quarter last year.

Income from continuing operations for the third quarter was $3.033 billion, an increase of 6.6 percent from $2.846 billion in the third quarter last year. Diluted earnings per share from continuing operations for the third quarter of fiscal year 2009 increased to $0.77 from the previous year’s third quarter result of $0.70 per share. The prior year included a net benefit of $0.01 per share due to the recognition of $46.5 million in after-tax gains from the sale of certain real estate properties.

During the third quarter of fiscal year 2009, the Company recorded a $107 million after-tax charge related to store closures and property divestitures at Seiyu in Japan and a $212 million after-tax gain on the disposal of Gazeley Limited which was sold in July 2008. These operations have been accounted for as discontinued operations for all periods presented.

“We are very pleased with our results this quarter,” said Lee Scott, Wal-Mart Stores, Inc. president and chief executive officer. “Despite economic difficulties around the world, we achieved solid sales and earnings growth and we are optimistic about the upcoming holidays. At a time when our customer is feeling the pressure of a tough economy, Wal-Mart’s price leadership is more important than ever.

“Improved operating performance and capital efficiency contributed to stronger earnings and free cash flow,” Scott added. “The credit for our performance goes to the more than 2 million associates serving more than 175 million customers in 14 countries every week.”

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended October 31,			Nine Months Ended October 31,
	2008	2007	Percent Change	2008	2007	Percent Change
Net Sales:
Walmart U.S.	$61.155	$57.651	6.1%	$184.281	$172.101	7.1%
International	24.857	22.349	11.2%	73.949	63.472	16.5%
Sam’s Club	11.622	10.826	7.4%	35.018	32.526	7.7%

Total Company	$97.634	$90.826	7.5%	$293.248	$268.099	9.4%

“Our sales results reflect the improved customer experience and sharper merchandising presentation at Walmart U.S., as well as higher traffic at Sam’s Club among both Business and Advantage members,” Scott said. “International remains Wal-Mart’s fastest-growing business, proving that our mission of saving people money so they can live better resonates with customers everywhere we do business.”

Free cash flow increased to approximately $2.0 billion for the first nine months of fiscal year 2009, compared to a deficit of $1.3 billion for the same period last year. Wal-Mart defines free cash flow, a non-GAAP measure, as cash provided by operating activities, less capital expenditures. A reconciliation of free cash flow for the first nine months of this fiscal year to the most directly comparable GAAP measure for the same period is available on Form 8-K furnished today with the Securities and Exchange Commission and at www.walmartstores.com/investors.

Segment Operating Income

Segment operating income for each operating segment, which is defined as income from continuing operations before net interest expense, income taxes, unallocated corporate overhead and minority interest, was as follows (dollars in billions):

	Three Months Ended October 31,			Nine Months Ended October 31,
	2008	2007	Percent Change	2008	2007	Percent Change
Segment Operating Income:
Walmart U.S.	$4.286	$3.995	7.3%	$13.363	$12.230	9.3%
International	1.182	1.069	10.6%	3.450	2.986	15.5%
Sam’s Club	0.365	0.359	1.7%	1.183	1.174	0.8%

Comparable Store Sales

The Company reports comparable store sales in this earnings release based on the calendar months in the quarters that ended Oct. 31, 2008 and 2007. Comparable store sales for the United States were as follows:

	Without Fuel		With Fuel		Fuel Impact
	Three Months Ended October 31,		Three Months Ended October 31,		Three Months Ended October 31,
	2008	2007	2008	2007	2008	2007
Walmart U.S.	2.7%	1.0%	2.7%	1.0%	0.0%	0.0%
Sam’s Club	4.5%	3.9%	6.7%	3.8%	2.2%	-0.1%

Total U.S.	3.0%	1.5%	3.3%	1.5%	0.3%	0.0%

	Without Fuel		With Fuel		Fuel Impact
	Nine Months Ended October 31,		Nine Months Ended October 31,		Nine Months Ended October 31,
	2008	2007	2008	2007	2008	2007
Walmart U.S.	3.4%	0.7%	3.4%	0.7%	0.0%	0.0%
Sam’s Club	4.0%	4.8%	6.8%	4.8%	2.8%	0.0%

Total U.S.	3.5%	1.4%	3.9%	1.4%	0.4%	0.0%

Guidance

For the fourth quarter of fiscal year 2009, the Company estimates the comparable store sales increase in the United States to be between one and three percent, according to Tom Schoewe, Wal-Mart Stores, Inc. executive vice president and chief financial officer.

“We estimate diluted earnings per share from continuing operations for the fourth quarter will be between $1.03 and $1.07,” Schoewe said. “The rapid changes in currency exchange rates during the last few weeks are projected to negatively affect this year’s fourth-quarter results by approximately six cents per share. In U.S. dollar terms, strong operating performance in International may be overshadowed by these currency fluctuations.

“For the full year, ending January 31, we have tightened and modestly reduced our guidance and now forecast diluted earnings per share from continuing operations to be within a range of $3.42 to $3.46,” he said.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release and the pre-recorded phone call are available in the investor information area on the Company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. operates Walmart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom and, through a joint venture, in India. The Company’s common stock is listed on the New York Stock Exchange under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

# # #

This release contains statements as to our management’s expectations regarding the comparable store sales increase in the United States in the fourth quarter of fiscal year 2009, the Company’s expectations for its diluted earnings per share from continuing operations for the fourth quarter of fiscal year 2009 and for all of fiscal year 2009, and our management’s expectation that currency exchange rates and related issues will be detrimental to comparisons between results for the fourth quarter of fiscal year 2009 and those for the fourth quarter of fiscal year 2008 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements can be identified by the use of the word “anticipate,” “estimate,” “may be,” forecast” or “projected” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, consumer credit availability, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, weather conditions, damage to the Company’s facilities from natural disasters, regulatory matters and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(Amounts in millions except per share data)

SUBJECT TO RECLASSIFICATION

	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2007	2008	2007
Revenues:
Net sales	$97,634	$90,826	$293,248	$268,099
Membership and other income	1,008	1,039	3,243	3,034

	98,642	91,865	296,491	271,133

Costs and expenses:
Cost of sales	74,114	69,251	223,557	205,073
Operating, selling, general and administrative expenses	19,236	17,653	56,513	50,984

Operating income	5,292	4,961	16,421	15,076

Interest:
Debt	464	474	1,402	1,326
Capital leases	73	63	222	174
Interest income	(81)	(77)	(216)	(246)

Interest, net	456	460	1,408	1,254

Income from continuing operations before income taxes and minority interest	4,836	4,501	15,013	13,822

Provision for income taxes	1,690	1,556	5,186	4,764

Income from continuing operations before minority interest	3,146	2,945	9,827	9,058
Minority interest	(113)	(99)	(365)	(305)

Income from continuing operations	3,033	2,846	9,462	8,753
Income (loss) from discontinued operations, net of tax	105	11	146	(118)

Net income	$3,138	$2,857	$9,608	$8,635

Net income per common share:
Basic income per common share from continuing operations	$0.77	$0.70	$2.40	$2.14
Basic income (loss) per common share from discontinued operations	0.03	0.01	0.04	(0.03)

Basic net income per common share	$0.80	$0.71	$2.44	$2.11

Diluted income per common share from continuing operations	$0.77	$0.70	$2.39	$2.14
Diluted income (loss) per common share from discontinued operations	0.03	—	0.04	(0.03)

Diluted net income per common share	$0.80	$0.70	$2.43	$2.11

Weighted-average number of common shares:
Basic	3,931	4,051	3,944	4,092
Diluted	3,944	4,056	3,956	4,097

Dividends declared per common share	$—	$—	$0.95	$0.88

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	October 31, 2008	October 31, 2007	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$5,920	$5,518	$5,492
Receivables	3,250	3,062	3,642
Inventories	40,416	39,535	35,159
Prepaid expenses and other	3,245	2,880	2,760
Current assets of discontinued operations	25	511	532

Total current assets	52,856	51,506	47,585
Property and equipment, at cost:
Property and equipment, at cost	125,173	120,396	122,256
Less accumulated depreciation	(31,467)	(27,537)	(28,531)

Property and equipment, net	93,706	92,859	93,725
Property under capital lease:
Property under capital lease	5,420	5,690	5,736
Less accumulated amortization	(2,581)	(2,563)	(2,594)

Property under capital leases, net	2,839	3,127	3,142

Goodwill	15,416	14,898	16,071
Other assets and deferred charges	2,789	3,031	2,748
Non-current assets of discontinued operations	237	238	243

Total assets	$167,843	$165,659	$163,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$7,932	$9,126	$5,040
Accounts payable	30,782	31,376	30,344
Dividends payable	993	896	—
Accrued liabilities	15,343	14,773	15,725
Accrued income taxes	355	—	1,000
Long-term debt due within one year	4,753	4,412	5,913
Obligations under capital leases due within one year	314	309	316
Current liabilities of discontinued operations	128	50	116

Total current liabilities	60,600	60,942	58,454

Long-term debt	30,803	30,070	29,799
Long-term obligations under capital leases	3,268	3,520	3,603
Deferred income taxes and other	5,575	5,590	5,087
Minority interest	2,034	2,432	1,939
Non-current liabilities of discontinued operations	24	23	24

Commitments and contingencies

Shareholders’ equity:
Common stock and capital in excess of par value	4,219	3,421	3,425
Retained earnings	59,809	55,522	57,319
Accumulated other comprehensive income	1,511	4,139	3,864

Total shareholders’ equity	65,539	63,082	64,608

Total liabilities and shareholders’ equity	$167,843	$165,659	$163,514

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Nine Months Ended October 31,
	2008	2007
Cash flows from operating activities:
Net income	$9,608	$8,635
(Income) loss from discontinued operations, net of tax	(146)	118

Income from continuing operations	9,462	8,753
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	5,054	4,656
Other	749	321
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	394	31
Increase in inventories	(5,655)	(5,037)
Increase in accounts payable	914	1,450
Decrease in accrued liabilities	(745)	(551)

Net cash provided by operating activities	10,173	9,623

Cash flows from investing activities:
Payments for property and equipment	(8,174)	(10,896)
Proceeds from disposal of property and equipment	779	478
Proceeds from (payments for) disposal of certain international operations, net	838	(257)
Investment in international operations, net of cash acquired	(74)	(461)
Other investing activities	(166)	(87)

Net cash used in investing activities	(6,797)	(11,223)

Cash flows from financing activities:
Increase in commercial paper	2,949	6,481
Proceeds from issuance of long-term debt	5,568	7,967
Payment of long-term debt	(5,064)	(6,671)
Dividends paid	(2,814)	(2,707)
Purchase of company stock	(3,521)	(5,279)
Other financing activities	88	(669)

Net cash used in financing activities	(2,794)	(878)

Effect of exchange rates on cash	(231)	258

Net increase (decrease) in cash and cash equivalents	351	(2,220)
Cash and cash equivalents at beginning of year (1)	5,569	7,767

Cash and cash equivalents at end of period (2)	$5,920	$5,547

(1)	Includes cash and cash equivalents of discontinued operations of $77 million at January 31, 2008, and $51 million at January 31, 2007 respectively.
(2)	Includes cash and cash equivalents of discontinued operations of $29 million at October 31, 2007.